Exhibit 99.1

           Versata Reports Second Quarter Financial Results;
     Company Reports Third Consecutive Quarter of Revenue Growth


    OAKLAND, Calif.--(BUSINESS WIRE)--June 3, 2004--Versata, Inc. (NASDAQ:VATA), a provider of software and services that automate the development and ongoing management of data-intensive applications, today reported its financial results for the fiscal second quarter, ended April 30, 2004.
    Total revenue was $3.7 million reflecting a 9 percent increase over the prior quarter and a 17 percent decrease for the same quarter last year. Software license revenue increased 6 percent over last quarter, from $1.2 million in the first quarter to $1.3 million for the second quarter. Professional services revenue increased 30 percent over last quarter, from $756,000 in the first quarter to $983,000 for the second quarter. Maintenance and support revenue increased slightly from $1.4 million in the first quarter to $1.5 million in the second quarter. Gross margin improved to 67 percent, up from 65 percent in the prior quarter.
    Versata's quarterly net loss improved sequentially with a GAAP net loss of $880,000, or $0.11 per share, for the second quarter compared to a loss of $2.4 million, or $0.30 per share, for the first quarter. The non-GAAP net loss was $879,000, or $0.11 per share, in the second quarter compared to $1.6 million, or $0.20 per share, in the first quarter. On a year-over-year comparison, Versata's GAAP net loss decreased from the same quarter a year ago from $1.2 million, or $0.16 per share, and increased from the same quarter a year ago from their non-GAAP net loss of $465,000, or $0.06 a share.
    Versata reduced cash burn to $784,000 this quarter compared to $2.3 million last quarter and ended the quarter with $10.7 million in cash and short-term investments.
    "This was our third consecutive quarter of revenue growth and we are pleased with our progress to date," said Alan Baratz, CEO and president of Versata. "We recognize, however, that more work remains to be done and we will continue our focus on revenue growth and expense management."

    Customers

    Versata's revenue results included sales to both new and existing customers including a significant new customer who also represented the largest software license transaction of the quarter. GAD eG is the centralized IT-Service provider for a union of 500 German banks and they have entered into an enterprise agreement for Versata products. All data, transactions and information of these banking establishments are processed and evaluated in GAD's data processing center.
    A number of existing customers also contributed to the quarter including American Management Systems, Cap Gemini, the U.S. Department of Labor, Grupo Informatica, IBM, Maricopa County and JP Morgan. These customers have been choosing Versata to help solve their most challenging development and master data management needs.

    Quarterly Conference Call

    Versata will host its quarterly conference call, open to all interested parties, at 2:00 pm (PDT), 5:00 pm (EDT), on Thursday, June 3, 2004. The call will be available over the Internet at www.versata.com.

    Non-GAAP Financial Measures (Regulation G)

    Versata uses both GAAP and non-GAAP financial measures to report its financial results. Management believes that these non-GAAP financial measures provide an additional tool for investors to evaluate on-going operating results and trends excluding certain items. Versata has historically included non-GAAP financial measures when reporting to the investment community and therefore believes the inclusion of certain non-GAAP financial measures provides consistency and comparability with past financial reports. However, non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The non-GAAP financial measures used within our earnings press release exclude expenses for: stock-based compensation, amortization of intangibles and restructuring and other. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure as provided in the financial tables attached.

    About Versata

    Versata provides solutions for automating and simplifying the building, maintenance and ongoing evolution of large, complex, data-intensive enterprise applications. These applications typically access multiple data sources, incorporate multiple database tables and user interfaces, execute very complex business transactions and support thousands of users. The Versata solution effectively and efficiently replaces time intensive hand-coding efforts with simple, intuitive business rules and graphical process flow specification.
    Versata Global 2000 customers include American Management Systems, B T, JP Morgan Chase & Co., Meridian Health Care Management and Union Bank of California. For more information, please visit www.versata.com or call (800) 984-7638.

    Versata and the Versata logo are registered trademarks of Versata, Inc. in the United States and other countries.

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements in this release include, statements regarding the Company's expectations, beliefs, hopes, intentions or strategies including without limitation; continuing to focus on revenue growth and expense management, and Company's expected date and time for announcing the results for the fiscal second quarter ended April 30, 2004. These statements are not guarantees of future performance and actual results could differ materially from Company's current expectations. Factors that could cause or contribute to such differences include, but are not limited to: inability to successfully preserve cash; inability to grow the business; inability to succeed with the Company's new initiatives and solutions; inability to increase revenue; unforeseen technical difficulties with the new solutions; market acceptance of the Company's value proposition and product initiatives; and date and/or time for the announcement changing due to unforeseen factors and other risks detailed in the Company's Annual Report filed on Form 10-K, registration statement and periodic reports filed with the Securities and Exchange Commission. As a result, actual results may vary, perhaps materially, from those contained in the forward-looking statements. All forward looking statements included in this press release are based upon information available to the Company as of the date hereof, and the Company does not assume any obligation to update such statements or the reasons why actual results could differ materially from those projected in such statements.



                             VERSATA, INC.
     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND NET LOSS
                 (In thousands, except per share data)

                         Three Months Ended        Six Months Ended
                              April 30,               April 30,
                          2004        2003        2004        2003
                       ----------- ----------- ----------- -----------
                       (Unaudited) (Unaudited) (Unaudited) (Unaudited)
Revenue:
 Software license          $1,294      $1,878      $2,517      $4,586
 Maintenance and
  Support                   1,453       1,542       2,890       2,913
 Professional Services        983       1,057       1,739       2,078
                       ----------- ----------- ----------- -----------
  Total revenue             3,730       4,477       7,146       9,577
                       ----------- ----------- ----------- -----------

Cost of revenue:
 Software license              51         138         117         186
 Maintenance and
  Support                     353         422         751         786
 Professional Services        831         892       1,561       1,872
                       ----------- ----------- ----------- -----------
  Total cost of revenue     1,235       1,452       2,429       2,844
                       ----------- ----------- ----------- -----------

Gross profit                2,495       3,025       4,717       6,733
                       ----------- ----------- ----------- -----------

Operating expense:
 Sales and marketing        1,413       1,646       2,913       3,253
 Product development          884       1,248       2,115       2,695
 General and
  administrative            1,105         657       2,179       1,475
Stock-based
 compensation                 100         121         223         294
Amortization of
 intangibles                    -         500           -         973
Restructuring and
 other                        (99)         83         571         406
                       ----------- ----------- ----------- -----------
  Total operating
   expense                  3,403       4,255       8,001       9,096
                       ----------- ----------- ----------- -----------

Loss from operations         (908)     (1,230)     (3,284)     (2,363)

Interest income, net           35          41          57         122
Other non-operating, net       (7)         13         (35)         23
                       ----------- ----------- ----------- -----------
Loss before provision
 for taxes                   (880)     (1,176)     (3,262)     (2,218)
Provision for taxes             -           7           -        (121)
                       ----------- ----------- ----------- -----------
Net loss                    $(880)    $(1,169)    $(3,262)    $(2,339)
                       =========== =========== =========== ===========

Basic and diluted net
 loss per share            $(0.11)     $(0.16)     $(0.41)     $(0.32)

Weighted-average
 common shares
 outstanding                8,081       7,326       7,995       7,294
                       =========== =========== =========== ===========

Non-GAAP net loss:
 Net loss                   $(880)    $(1,169)    $(3,262)    $(2,339)
 Add:
  Stock-based
   compensation               100         121         223         294
  Amortization of
   intangibles                  -         500           -         973
  Restructuring and
   other                      (99)         83         571         406
                       ----------- ----------- ----------- -----------
 Non-GAAP net loss          $(879)      $(465)    $(2,468)      $(666)
                       =========== =========== =========== ===========

Basic and diluted non-
 GAAP net loss per
 share                     $(0.11)     $(0.06)     $(0.31)     $(0.09)


                             VERSATA, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                               April 30,   October 31,
                                                 2004         2003
                                              ------------ -----------
                                              (Unaudited)
ASSETS
Current assets:
 Cash and cash equivalents                         $6,619      $8,089
 Short-term investments                             4,093       5,693
 Accounts receivable, net                           2,464       1,917
 Unbilled receivables                                  91           -
 Prepaid expenses and other                         1,213         411
                                              ------------ -----------
  Total current assets                              14,480      16,110
                                              ------------ -----------

Restricted cash                                         -       4,781
Property and equipment, net                         1,510       2,098
Intangibles, net                                        -           2
Other assets                                          130         129
                                              ------------ -----------
  Total assets                                    $16,120     $23,120
                                              ============ ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                    $604        $346
 Accrued liabilities                                1,849       2,230
 Current portion of accrued restructuring and
  other                                               802       1,862
 Current portion of deferred revenue                4,696       3,897
 Current portion of long term debt                      -           -
                                              ------------ -----------
  Total current liabilities                         7,951       8,335
                                              ------------ -----------

Accrued restructuring and other,
 less current portion                                   -       4,005
Deferred revenue, less current portion                924         934
Other long term liabilities                            37           -
                                              ------------ -----------
Total liabilities                                   8,912      13,274
                                              ------------ -----------

Stockholders' equity                                7,208       9,846
                                              ------------ -----------

Total liabilities & stockholder's equity          $16,120     $23,120
                                              ============ ===========


    CONTACT: Versata, Inc.
             Robert Berger, 510-628-1023
             robert_berger@versata.com